As filed with the Securities and Exchange Commission on July 6, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

WORLD FUEL SERVICES CORPORATION

(exact name of registrant as specified in its charter)

Florida	59-2459427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9800 NW 41st Street

Suite 400

Miami, FL 33178

(305) 428-8000

(Address of Principal Executive Offices, including Zip Code)

World Fuel Services Corporation 2006 Omnibus Plan

(Full Title of the Plan)

Ira M. Birns,

Executive Vice President and Chief Financial Officer

9800 NW 41st Street

Suite 400

Miami, FL 33178

(305) 428-8000

(Name, address, and telephone number,

including area code, of agent for service)

Copies to:

Gary Epstein, Esq.

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, Florida 33131

(305) 579-0500

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, par value $.01 per share	1,500,000	$42.16	$63,240,000	$1,942

(1)	This Registration Statement covers 1,500,000 shares of common stock, par value $.01 per share (“Common Stock”), to be issued under the World Fuel Services Corporation 2006 Omnibus Plan ( the “2006 Plan”) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers an indeterminate number of additional shares of Common Stock which may be issued under the 2006 Plan as a result of any stock split, stock dividend, recapitalization or other similar transaction.
(2)	Pursuant to Rule 429 of the Securities Act of 1933, the prospectus that is a part of this Registration Statement also relates to the Registration Statement on Form S-8 (File No. 333-68276), as filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2001, which registers 4,112,292 shares of Common Stock (as adjusted for a 2-for-1 split of the registrant’s Common Stock effective February 15, 2005), and the Registration Statement on Form S-8 (File No. 333-130528), as filed with the SEC on December 20, 2005, which registers 1,917,400 shares of Common Stock.
(3)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on June 29, 2007.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 1,500,000 additional shares of common stock, par value $.01 per share (“Common Stock”), of World Fuel Services Corporation (“World Fuel”) issuable pursuant to the World Fuel Services Corporation 2006 Omnibus Plan (the “2006 Plan”). On June 20, 2006, the shareholders of World Fuel approved the 2006 Plan, which supersedes certain prior World Fuel equity plans. In connection with such prior plans, World Fuel initially registered 4,112,292 shares of Common Stock (as adjusted for a 2-for-1 split of World Fuel’s Common Stock effective February 15, 2005) on its Registration Statement on Form S-8 (File No. 333-68276), as filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2001 (the “August 2001 Registration Statement”), and an additional 1,917,400 shares of Common Stock on its Registration Statement on Form S-8 (File No. 333-130528), as filed with the SEC on December 20, 2005 (the “December 2005 Registration Statement”). Pursuant to Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), the prospectus relating to shares of Common Stock registered pursuant to this Registration Statement for the 2006 Plan also relates to shares of Common Stock registered pursuant to the August 2001 Registration Statement and the December 2005 Registration Statement for such prior plans insofar as such shares (i) related, as of the date of adoption of the 2006 Plan, to shares of Common Stock available for future awards under such prior plans or (ii) are represented by awards made under such prior plans which may be forfeited, expire or be canceled without delivery of shares of Common Stock or which may result in the forfeiture of shares of Common Stock back to World Fuel (collectively, “Prior Plan Shares”) and which Prior Plan Shares may be made subject to awards under the 2006 Plan.

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is included in documents to be given to the recipient of securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents shall not be deemed “filed” with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:	Incorporation of Documents by Reference

World Fuel hereby incorporates by reference in this Registration Statement the following documents filed by World Fuel with the SEC:

(1)	World Fuel’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	World Fuel’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

(3)	World Fuel’s Proxy Statement on Schedule 14A filed on April 30, 2007.

(4)	World Fuel’s Current Reports on Form 8-K filed with the SEC on March 20, 2007, April 16, 2007 and April 20, 2007.

(5)	The description of World Fuel’s Common Stock contained in its Registration Statement on Form 8-A filed on July 27, 1990.

All documents filed by World Fuel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (not including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4:	Description of Securities

Not applicable.

Item 5:	Interests of Named Experts and Counsel

None.

Item 6:	Indemnification of Directors and Officers

Article VIII of our articles of incorporation and Article VIII of our bylaws provide that our directors and officers shall be indemnified against liabilities they may incur while serving in such capacities to the fullest extent allowed by the Florida Business Corporation Act, or the Florida Act.

The Florida Act provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceedings, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (1) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (2) a transaction from which the director or officer derived an improper personal benefit; (3) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Section 607.0831 of the Florida Act provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless:

•	the director breached or failed to perform his duties as a director; and

•	the director’s breach of, or failure to perform, those duties constitutes any of the following:

•	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director derived an improper personal benefit, either directly or indirectly;

•	a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable;

•

in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of a corporation, or willful misconduct; or

•

in a proceeding by or in the right of someone other than a corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

We have executed indemnity agreements with each of our directors under the terms of which we agree to indemnify them against claims, liabilities, damages, expenses, penalties, and amounts paid in settlement that are incurred by any such director in, or arising out of, his service as a director.

We maintain insurance policies for directors and officers for liability they may incur while serving in such capacities or arising out of his or her status as such. The policies have $45 million in coverage with a $500,000 deductible.

Item 7:	Exemption from Registration Claimed

Not applicable.

Item 8:	Exhibits

4.1	World Fuel Services Corporation 2006 Omnibus Plan

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Independent Registered Certified Public Accounting Firm

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included in the signature page to this Registration Statement)\

Item 9:	Undertaking

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on the 6th day of July 2007.

WORLD FUEL SERVICES CORPORATION

By:	/s/ Ira M. Birns
Ira M. Birns
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Michael J. Kasbar or Paul H. Stebbins, and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul H. Stebbins	Chairman and Chief Executive Officer	July 6, 2007
Paul H. Stebbins	(Principal Executive Officer)

/s/ Michael J. Kasbar	Director, President and Chief Operating Officer	July 6, 2007
Michael J. Kasbar

/s/ Ira M. Birns	Executive Vice President and Chief Financial Officer	July 6, 2007
Ira M. Birns	(Principal Financial Officer)

Signature	Title	Date

/s/ Paul M. Nobel	Senior Vice President and Chief Accounting Officer	July 6, 2007
Paul M. Nobel	(Principal Accounting Officer)

/s/ Ken Bakshi	Director	July 6, 2007
Ken Bakshi

/s/ Joachim Heel	Director	July 6, 2007
Joachim Heel

/s/ Richard A. Kassar	Director	July 6, 2007
Richard A. Kassar

/s/ Myles Klein	Director	July 6, 2007
Myles Klein

/s/ J. Thomas Presby	Director	July 6, 2007
J. Thomas Presby

/s/ Stephen K. Roddenberry	Director	July 6, 2007
Stephen K. Roddenberry